Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction

On June 2, 2025, atai Beckley N.V. (“atai”, f/k/a atai Life Sciences N.V.) entered into a share purchase agreement with Beckley Psytech Limited (“Beckley Psytech”) and certain selling shareholders of Beckley Psytech, pursuant to which atai agreed to acquire from the shareholders of Beckley Psytech, excluding atai (the “Sellers”), the entire issued share capital of Beckley Psytech not already owned by atai (“Beckley Shares”) by issuing to the Sellers 105,044,902 ordinary shares in the capital of atai with a nominal value of €0.10 per share (“atai Ordinary Shares”) (such transaction, the “Acquisition”). Subsequently, on October 23, 2025, atai entered into a side letter deed to the Share Purchase Agreement (the “SPA Amendment”, collectively with the initial share purchase agreement, the “Share Purchase Agreement”) with Beckley Psytech, pursuant to which the number of atai Ordinary Shares to be issued to the Sellers was reduced, on a pro-rata basis, to 103,823,190 atai Ordinary Shares (the “Consideration Shares”) as an adjustment for agreed leakages under the Share Purchase Agreement. Prior to the closing of the Acquisition, in October 2025, Beckley Psytech effected a carve-out, pursuant to which Eleusis Holdings Limited and its subsidiaries (“Eleusis”) were carved out from Beckley Psytech by way of a dividend in specie of all of the issued shares in Eleusis such that the shareholders of Beckley Psytech immediately prior to the Beckley Carve-Out each received a pro-rata equity holding in Eleusis (the “Beckley Carve-Out“). The Acquisition was completed on November 5, 2025 (the “Closing”). Upon completion of the Acquisition, Beckley Psytech and its subsidiaries (“Beckley Group”) became wholly-owned subsidiaries of atai. Following the Closing, atai and its subsidiaries, including the Beckley Group (the “Combined Group”) was renamed to “Atai Beckley N.V.”

The unaudited pro forma condensed combined statement of operations has been prepared by atai in accordance with Regulation S-X Article 11, Pro Forma Financial Information (“Article 11”). The following unaudited pro forma condensed combined statement of operations gives effect to the Acquisition and other related transactions, including the Promissory Note (defined in Note 1). The Acquisition has already been reflected in the historical audited consolidated balance sheet of atai as of December 31, 2025. Therefore, no unaudited pro forma condensed combined balance sheet as of December 31, 2025 has been presented herein.

The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 combines the historical consolidated statement of operations of atai for the year ended December 31, 2025 (which includes historical consolidated financial data of Beckley Psytech from Closing to December 31, 2025) and the unaudited historical consolidated financial data from continuing operations of Beckley Psytech for the period from January 1, 2025 to the Closing, and depicts adjustments reflecting the accounting for the Acquisition and related transactions, including the Promissory Note, assuming that those adjustments were made as of January 1, 2025 (“transaction accounting adjustments”). These unaudited pro forma condensed combined financial information and related notes have been derived from and should be read in conjunction with:

•
the historical audited consolidated financial statements of atai for the year ended December 31, 2025, and the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in its Annual Report on Form 10-K, filed with the SEC on March 6, 2026 and incorporated by reference;

The unaudited pro forma condensed combined financial information and related notes should also be read in conjunction with:

•
the historical unaudited interim condensed consolidated financial statements of Beckley Psytech for the six months ended June 30, 2025, and the related notes, contained within atai’s Current Report on Form 8-K filed with the SEC on October 10, 2025.

The transaction accounting adjustments to the unaudited pro forma condensed combined statement of operations is based on the assumptions described in the accompanying notes. The unaudited pro forma condensed combined statement of operations is not necessarily indicative of the financial position or results of operations in the future periods or the result that actually would have been realized had atai and Beckley Psytech been a combined organization during the year ended December 31, 2025.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2025
(in thousands of dollars, except shares and per share amounts)

	Historical
	AtaiBeckley (U.S. GAAP)	Beckley Psytech Period from January 1, 2025 to November 5, 2025 (IFRS) (Note 2)	Transaction Accounting Adjustments		Pro Forma Combined

License revenue	$202	$-	$-		$202
Research and development services revenue	3,887	-	-		3,887
Total revenues	4,089	-	-		4,089
Operating expenses:
Research and development	53,062	20,395	704	6(d)	74,161
Acquisition of in-process research and development	530,000	-	-		530,000
General and administrative	65,088	24,046	331	6(d)	89,465
Provision on Eleusis loan	-	532	-		532
Gain on contingent consideration	-	(6,697)	6,697	6(e)	-
Total operating expenses	648,150	38,276	7,732		694,158
Loss from operations	(644,061)	(38,276)	(7,732)		(690,069)
Other income (expense), net:
Interest income	1,478	96	(280)	6(a)	1,294
Interest expense	(1,162)	(393)	280	6(a)	(1,275)
Waiver of loan	-	(4,438)	-		(4,438)
Loss on disposal of subsidiary	-	(661)	-		(661)
Gain on revaluation of warrants	-	9,330	(9,330)	6(c)	-
Change in fair value of assets and liabilities, net	(24,416)	-	2,783	6(b)	(21,633)
Gain on other investments	3,794	-	-		3,794
Gain on consolidation of Beckley Psytech	6,902	-	-		6,902
Change in fair value of digital assets, net	(1,233)	-	-		(1,233)
Foreign exchange gain, net	1,908	-	-		1,908
Other expense, net	(3,059)	-	-		(3,059)
Net loss before income taxes	(659,849)	(34,342)	(14,279)		(708,470)
Benefit from (provision for) income taxes	(298)	4,389	-		4,091
Net loss	(660,147)	(29,953)	(14,279)		(704,379)
Net loss attributable to noncontrolling interests	(100)	-	-		(100)
Net loss attributable to common stockholders	$(660,047)	$(29,953)	$(14,279)		$(704,279)
Net loss per share attributable to common stockholders — basic and diluted	$(2.91)				$(3.11)
Weighted average common shares outstanding — basic and diluted	226,532,786				226,532,786

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Acquisition

On June 2, 2025, atai, the Sellers and Beckley Psytech entered into the Share Purchase Agreement, pursuant to which atai agreed to acquire the Beckley Shares from the Sellers. Prior to entering into the Share Purchase Agreement, on January 3, 2024 atai (i) entered into a subscription and shareholders’ agreement (the “SSA”) with Beckley Psytech, pursuant to which atai acquired 24,096,385 newly issued series C preferred shares of Beckley Psytech (the “Series C Shares”), and (ii) received an equity warrant instrument, pursuant to which atai acquired 24,096,385 warrants to purchase an amount of Series C Shares, as well as additional warrants to be issued to atai in the event that Beckley Psytech issues equity or equity linked securities pursuant to a deferred equity arrangement in connection with a prior acquisition made by Beckley Psytech. See below under “Pre-Existing Investment in Beckley Psytech.” As of immediately prior to the Closing, atai held a 33.7% investment in Beckley Psytech.

Upon Closing on November 5, 2025, the following was effected:

•	The entire issued share capital of Beckley Psytech, other than the shares already held by atai, was exchanged for 103,823,190 Consideration Shares (see Note 5).

•
All options of the ordinary shares in Beckley Psytech (the “Beckley Options”) were cancelled at Closing. Pursuant to the Share Purchase Agreement, at atai’s sole discretion, certain holders of Beckley Options that were fully vested and deemed to be “in the money” at Closing (the “Vested and In-the-money Beckley Options”) could either receive (i) replacement awards in atai restricted stock units or atai stock options (the “Replacement Awards”) (which were fully vested and immediately exercisable, subject to the below lock-up provisions), (ii) Consideration Shares, or (iii) a combination of the foregoing. Beckley Options that were held by any Beckley Optionholder who was a former employee or former contractor of Beckley, or a non-natural person, lapsed at Closing unless they were exercised (and the exercise price and related taxes paid) prior to Closing. See below under “Replacement Awards and Consideration Shares.”

•
Subsequent to the Closing, any Beckley Options that were unvested and/or underwater at Closing were to be replaced with an award of equivalent value of atai’s stock pursuant to atai’s incentive plan which would not reduce or otherwise change the aggregate number of Consideration Shares issued to the Sellers. Under the terms of the existing share option agreements with Beckley Optionholders, the Acquisition represented an exit event that triggered an automatic acceleration of vesting of all unvested Beckley Options prior to Closing. Accordingly, at Closing, there were no unvested or underwater Beckley Options.

•
Prior to the Closing, in October 2025, the Sellers effected the Beckley Carve-Out. Upon completion of the Beckley Carve-Out, the ownership of Eleusis was distributed to the existing shareholders of Beckley Psytech on a pro-rata basis consistent with the shareholders’ then outstanding issued share ownership of Beckley Psytech. As of the completion of the Beckley Carve-Out, atai held a 33.7% investment in Beckley Psytech. As a result, atai held a 33.7% interest in Eleusis following the Beckley Carve-Out, which was determined to have a de minimis fair value at Closing.

Replacement Awards and Consideration Shares

The Share Purchase Agreement contains provisions relating to the treatment of the holders of Beckley Options (the “Beckley Optionholders”). Certain Beckley Optionholders that held Vested and In-the-money Beckley Options at Closing received, at atai’s sole discretion, either (i) Replacement Awards, (ii) Consideration Shares (with such number of Consideration Shares issued adjusted to reflect the payment by atai of certain employment taxes arising on the cancellation of Beckley Options in exchange for Consideration Shares and the exercise price of such options), or (iii) a combination of the foregoing. Beckley Options held by any Beckley Optionholder who was a former employee or former contractor of Beckley, or a non-natural person, lapsed at Closing unless exercised (and the exercise price and related taxes paid) prior to Closing. The granting of Replacement Awards to Beckley Optionholders at Closing reduced the aggregate number of Consideration Shares issued to the Sellers. At Closing, 93,580,831 Consideration Shares were issued to the Sellers, and 8,695,937 atai restricted stock units and 1,546,253 atai stock options were granted as Replacement Awards to certain Beckley Optionholders. Certain Beckley Optionholders received the atai restricted stock units, net of the exercise price and as a result, 6,971,912 atai restricted stock units were issued by atai to the Optionholders at Closing.

The Consideration Shares and Replacement Awards issued are subject to a lock-up period whereby 1/12th of the Consideration Shares held by the Sellers following Closing will be released from the lock-up each calendar month, resulting in all of the Consideration Shares then held by the Sellers being freely transferable at the end of the 13th month following Closing.

Pre-Existing Investment in Beckley Psytech

In January 2024, atai and Beckley Psytech entered into (i) the SSA, pursuant to which atai acquired a total of 24,096,385 newly issued Series C Shares and (ii) a secondary sale purchase agreement (“Secondary Sale SPA”), pursuant to which atai acquired a total of 11,153,246 ordinary shares of Beckley Psytech, all of which were re-designated into Series C Shares. Additionally, in connection with the SSA, atai executed a deferred payment escrow agreement (the “Escrow Agreement”), deposited $15.0 million into an escrow account in exchange for a corresponding number of Series C Shares, and recognized a contingent forward liability of $2.9 million within Other current liabilities in its historical consolidated balance sheet related to the fair value of 9,036,144 Series C Shares (the “Deferred Shares”). Under the terms of the Escrow Agreement, Beckley Psytech could initially draw down up to $5.0 million from the escrow account, with the remaining balance to be drawn on April 1, 2025. In October 2024, Beckley Psytech drew down $5.0 million from the escrow account and the associated contingent forward liability of $1.0 million was derecognized. Subsequently, in April 2025, Beckley Psytech drew down $10.0 million from the escrow account and the associated contingent forward liability of $1.9 million was derecognized. As of the Closing, atai had a total pre-existing investment in Beckley Psytech of 33.7%. The investment in Beckley Psytech Series C Shares is accounted for in accordance with the alternative measurement under Accounting Standards Codification (“ASC”) 321, Investments–Equity Securities (“ASC 321”) and included in Other investments in atai’s historical consolidated balance sheet.

Additionally, in connection with the SSA, on January 3, 2024, atai entered into an agreement with Beckley Psytech (the “Initial Warrant Agreement”) pursuant to which it received warrants to purchase 24,096,385 Series C Shares (the “Beckley Warrants”), which were accounted for under the alternative measurement in accordance with ASC 321 and included in Other investments in atai’s historical consolidated balance sheet.

Pursuant to the Initial Warrant Agreement, atai also received the right to additional warrants (the “Additional Beckley Warrants”) to purchase Series C Shares in the event Beckley Psytech issued equity or equity linked securities pursuant to a deferred equity arrangement in connection with Beckley Psytech’s prior acquisition of Eleusis. The Additional Beckley Warrants meet the definition of a derivative instrument under ASC 815, Derivatives and Hedging (“ASC 815”), and were included in Other investments held at fair value in atai’s historical consolidated balance sheet, with subsequent changes in fair value being reflected through atai’s historical consolidated statements of operations in the Change in fair value of assets and liabilities, net. In May 2024, Beckley Psytech issued equity pursuant to the deferred equity arrangement, and atai received 4,393,400 of Additional Beckley Warrants. As of the Closing, atai had an aggregate 28,489,785 of Beckley Warrants in a carrying amount of $8.5 million. As of the Closing, atai estimated zero value of the Additional Beckley Warrants, which were no longer expected to be issued considering certain provisions of the Share Purchase Agreement. As a result, atai recognized a loss of $2.8 million during the year ended December 31, 2025.

Pursuant to the Initial Warrant Agreement, the Beckley Warrants and the Additional Beckley Warrants, to the extent unexercised, automatically lapsed and were cancelled in connection with the Closing. As of the Closing, no Beckley Warrants or Additional Beckley Warrants had been exercised.

Promissory Note

On August 13, 2025, atai and Beckley Psytech entered into a senior promissory note (the “Promissory Note”), pursuant to which atai advanced an aggregate principal amount of up to $10.0 million to Beckley Psytech to be used for the achievement of certain development milestones of BPL-003. The Promissory Note bears interest at a rate equal to the lesser of 12% per annum and the highest rate permitted by applicable law. The outstanding principal balance of the Promissory Note and all accrued but unpaid interest are due and payable in full on the earlier of (i) the payment of the Break Fee, (ii) three hundred sixty-four days from the date of the first advance, and (iii) the occurrence of an event of default pursuant to the Promissory Note. The Promissory Note and the related interest were effectively settled upon Closing since the transaction became an intercompany transaction upon the Closing and was eliminated in the postcombination financial statements of the Combined Group. Therefore, the settlement of the Promissory Note of $10.0 million and related interest was included as part of the purchase consideration (see Note 5).

Payable to Beckley Psytech

In connection with a public offering completed by atai in October 2025 (the “October 2025 Public Offering”), Beckley Psytech incurred $0.2 million in professional fees on behalf of atai. As this represented a transaction cost related to atai’s October 2025 Public Offering, atai recognized this as a deduction from the proceeds received within additional paid-in capital and recorded a payable of $0.2 million to Beckley Psytech. Upon the consummation of the Acquisition, this became an intercompany relationship and was effectively settled at Closing. Therefore, the settlement of atai’s payable to Beckley Psytech of $0.2 million was deducted from the purchase consideration (see Note 5).

2. Historical Beckley Psytech

The unaudited historical consolidated financial data from continuing operations of Beckley Psytech for the period from January 1, 2025 to November 5, 2025 presented herein does not include the unaudited results of Eleusis as Beckley Psytech determined that Eleusis met the requirement to be presented as discontinued operations as of the date of the Beckley Carve-Out, and was prepared in pound sterling (“GBP”), the presentational currency, and on the basis of IFRS accounting standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

For purposes of preparing the unaudited pro forma condensed combined statement of operations, all of Beckley Psytech’s unaudited historical consolidated financial data for the period from January 1, 2025 to November 5, 2025 was converted to USD using the average exchange rate for the period of 1.3173 USD per GBP.

The following table reflects the conversion of the unaudited historical consolidated financial data from continuing operations of Beckley Psytech to USD (in thousands).

	For the period from January 1, 2025 to November 5, 2025
	Historical Beckley Psytech (IFRS)	USD Conversion Rate	Historical Beckley Psytech (IFRS)
	(GBP)		(USD)
Operating expenses:
General and administrative	£(18,255)	1.3173	$(24,046)
Research and development	(15,483)	1.3173	(20,395)
Provision on Eleusis loan	(404)	1.3173	(532)
Gain on contingent consideration	5,084	1.3173	6,697
Operating Loss	(29,058)		(38,276)
Interest income	73	1.3173	96
Interest expense	(298)	1.3173	(393)
Waiver of loan	(3,369)	1.3173	(4,438)
Loss on disposal of subsidiary	(502)	1.3173	(661)
Gain on revaluation of warrants	7,083	1.3173	9,330
Other non-operating income	2,987		3,934
Loss before income taxes	(26,071)		(34,342)
Income tax benefit	3,332	1.3173	4,389
Loss for the period	£(22,739)		$(29,953)

3. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined statement of operations has been prepared by management in accordance with Article 11, and is presented in USD. The adjustments presented in the unaudited pro forma condensed combined statement of operations have been identified and presented to provide relevant information necessary for an understanding of the Combined Group after the consummation of the Acquisition and other related transactions. The unaudited pro forma condensed combined statement of operations reflects certain adjustments to convert the unaudited historical consolidated financial data of Beckley Psytech under IFRS to GAAP and to align the financial information with atai’s accounting policies (see Note 6(d)). These adjustments reflect atai’s best estimates based on the information currently available.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025 reflects adjustments that give effect to atai’s results of operations as if those adjustments for the Acquisition and other related transactions were made on January 1, 2025.

The unaudited pro forma condensed combined statement of operations does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Acquisition and other related transactions. In addition, the income tax effects of the transaction accounting adjustments are not expected to be meaningful given the combined entity incurred significant losses during the historical periods presented, and therefore, no income tax adjustments are included in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial information constitutes forward-looking information, is subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated and should be read in conjunction with the accompanying notes thereto.

The transaction accounting adjustments are preliminary and are based upon available information and certain assumptions which management believes are reasonable under the circumstances and which are described in the accompanying notes to the unaudited pro forma condensed combined statement of operations. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined statement of operations. The final purchase price allocation will be determined when the final purchase consideration has been determined, detailed valuations and any other studies and calculations deemed necessary have been completed. Therefore, the actual amounts recorded as of the completion of the Acquisition may also differ materially from the information presented in this unaudited condensed combined pro forma information.

4. Accounting Treatment for the Acquisition

The Acquisition was accounted for using the asset acquisition method in accordance with GAAP because substantially all of the fair value of Beckley Psytech was concentrated in an in process research and development (“IPR&D”) asset, an intangible asset. Under this method of accounting, no goodwill was recognized. In addition, upon Closing, the equity at risk for Beckley Psytech was not considered sufficient for Beckley Psytech to finance its activities without additional subordinated financial support. As a result, Beckley Psytech was considered a variable interest entity (“VIE”) at the Closing, and the primary beneficiary of Beckley Psytech was treated as the accounting acquirer. Upon the consummation of the Acquisition, atai owned 100% of Beckley Psytech and retained the obligation to absorb the losses and/or receive the benefits of Beckley Psytech that could potentially be significant to Beckley Psytech. As such, atai was considered the primary beneficiary of Beckley Psytech upon the Closing and therefore, the accounting acquirer.

Cash, working capital and other nominal assets and liabilities of Beckley Psytech were accounted for at their fair values. The remaining fair value of consideration transferred was allocated to the IPR&D, based on the fair value as determined by a third-party valuation specialist. Since there was no goodwill recognized, a gain was recorded for the difference between the carrying amount of atai’s previously held interest in Series C Shares and the Beckley Warrants, the outstanding principal balance and all accrued but unpaid interest of the Promissory Note, and the net amount of Beckley Psytech’s identifiable assets and liabilities recognized and measured.

5. Purchase Consideration and Gain on the Acquisition

Pursuant to the Share Purchase Agreement, the entire issued share capital of Beckley Psytech, other than the shares already held by atai, were to be exchanged for 103,823,190 Consideration Shares at Closing. 103,823,021 Consideration Shares were actually issued at Closing, reflecting a round down to the nearest whole share at the individual issuance level, pursuant to the Share Purchase Agreement. At atai’s sole discretion, atai could issue Replacement Awards in the form of its stock options or restricted stock units or Consideration Shares, for all Vested and In-the-money Beckley Options at Closing. Any issuance of Consideration Shares or granting of the Replacement Awards to Beckley Optionholders reduced the aggregate number of 103,821,021 Consideration Shares to be issued to the Sellers upon the Acquisition. Upon Closing, atai replaced all Vested and In-the-money Beckley Options held by any Beckley Optionholder who was a current contractor of Beckley with a combination of its restricted stock units, subject to the aforementioned lock-up provisions, and atai stock options (see Note 1, Replacement Awards and Consideration Shares). Beckley Options held by any Beckley Optionholder who was a former employee or former contractor of Beckley, or a non-natural person, lapsed at Closing unless exercised (and the exercise price and related taxes paid) prior to Closing. As a result, the Beckley Optionholders who were current employees or current contractors of Beckley received 10,242,190 of the total 103,823,021 Consideration Shares, representing the total outstanding Vested and In-the-money Beckley Options at Closing after applying the exchange ratio of 1.3029 pursuant to the Share Purchase Agreement, as Replacement Awards at Closing in the form of 8,695,937 atai restricted stock units and 1,546,253 atai stock options. Certain Beckley Optionholders received the atai restricted stock units net of the exercise price of the respective Vested and In-the-money Beckley Options and as a result, 6,971,912 atai restricted stock units were issued by atai.

The following table summarizes the purchase consideration, the fair value of the assets acquired and liabilities assumed and the resulting gain on the Acquisition recognized at Closing (in thousands, except shares and per share amounts):

Share consideration issued to the Sellers (1)	$450,476
Settlement of the Promissory Note (2)	10,280
Settlement of payable to Beckley Psytech (3)	(238)
Reported value of atai’s previously held interest in Beckley Psytech (4)	53,947
Estimated fair value of the assumed Beckley Options at Closing (5)	5,455
Incremental fair value of atai restricted stock units issued for consideration at Closing that is attributable to the post-combination entity (6)	(328)
Total purchase consideration	$519,592
Cash and cash equivalents	4,636
Prepaid expenses and other current assets	11,848
Acquired in-process research and development	527,000
Property and equipment	14
Other assets	825
Accounts payable	(3,602)
Accrued liabilities (7)	(12,103)
Other current liabilities	(2,124)
Total net assets acquired	526,494
Gain on the Acquisition	$(6,902)

(1)
Represents the aggregate fair value of 93,580,831 newly issued shares of atai Ordinary Shares and 6,971,912 atai restricted stock units (issued net of the exercise price of the respective Vested and In-the-money Beckley Options and subject to the aforementioned lock-up provisions) issued to the Sellers as consideration for the Acquisition of $450.5 million. The fair value was measured using a closing trading price of atai Ordinary Shares of $4.48 on November 5, 2025, immediately prior to Closing.

(2)	Represents the settlement of the Promissory Note and related interest issued from Beckley Psytech to atai (see Note 1, Promissory Note).

(3)	Represents the settlement of atai’s payable to Beckley Psytech at Closing (see Note 1, Payable to Beckley Psytech).

(4)
Represents the carrying value of atai’s previously held equity interests in Beckley Psytech, including the carrying value of atai’s pre-existing investment in Series C Shares of $45.4 million and the carrying value of the outstanding Beckley Warrants of $8.5 million (see Note 1, Pre-Existing Investment in Beckley Psytech).

(5)
Represents the acquisition-date fair value of 1,546,253 atai stock options issued to Beckley Optionholders as Replacement Awards at Closing. The fair value is determined based on the closing trading price of atai Ordinary Shares on November 5, 2025, the estimated expected term of the awards, and the number of replacement awards issued to the holders of such Beckley Options at Closing, which was determined by applying the exchange ratio of 1.3029 (see Note 1, Replacement Awards and Consideration Shares).

(6)	Represents the incremental fair value of 6,971,912 atai restricted stock units issued to the Sellers for consideration at Closing that is attributable to the post-combination entity.

(7)
The accrued liabilities assumed by atai in the Acquisition includes an accrual of $9.3 million for financial advisory fees incurred by Beckley Psytech for advisory services in connection with the Acquisition. This assumed liability was settled at Closing in the form of a cash payment of by atai of $5.3 million, and the issuance of 900,901 atai Ordinary Shares.

In accordance with ASC 810, atai, being primary beneficiary of Beckley Psytech, a VIE that is not a business, recognized a gain/loss upon consummation of the Acquisition, representing the difference between (i) the sum of the consideration transferred for the Acquisition, the carrying value of atai’s previously held equity investment in Beckley Psytech, and the outstanding principal balance and all accrued but unpaid interest of the Promissory Note, and (ii) the fair value of Beckley Psytech’s identifiable assets and liabilities at Closing, including the preliminary estimates of fair value of the acquired IPR&D and atai’s investment in Eleusis.

The fair value of the remaining net assets of Beckley Psytech approximated their carrying values at the time of Closing. The fair value of acquired IPR&D was determined primarily using the income approach, which requires a forecast of all of the expected future cash flows with the following assumptions: net revenue attributable to the IPR&D, operating expenses, and contributory asset charges resulting from applying a terminal growth rate at the end of the discrete period. An estimated discount rate of 17.8% was applied to the projected cash flows of the IPR&D based on the rate of return used by a similar market participant. Immediately subsequent to the consummation of the Acquisition, the acquired IPR&D of $527.0 million, which was determined to have no alternative future use, was charged to Acquisition of in-process research and development within the historical consolidated statement of operations of atai for the year ended December 31, 2025.

6. Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2025, are as follows:

Pro forma Transaction Accounting Adjustments:

a)
To eliminate the interest income earned by atai and related interest expense incurred by Beckley Psytech of $0.3 million in connection with the Promissory Note, as if the Acquisition and the settlement of the Promissory Note had occurred on January 1, 2025.

b)
To eliminate the change in fair value of the Additional Beckley Warrants of $2.8 million recorded in the historical consolidated statement of operations of atai for the year ended December 31, 2025, assuming that the warrants were settled pursuant to the Initial Warrant Agreement as if the Acquisition had occurred on January 1, 2025.

c)
To eliminate the gain on revaluation of Beckley Psytech’s warrant liability of $9.3 million derived from the unaudited historical consolidated financial data of Beckley Psytech for the period from January 1, 2025 to November 5, 2025, assuming that the warrants were settled pursuant to the Initial Warrant Agreement as if the Acquisition had occurred on January 1, 2025.

d)
To reflect the adjustment to convert Beckley Psytech’s unaudited historical consolidated financial data from IFRS to GAAP. Under IFRS, Beckley Psytech historically recognized share-based compensation costs for share-based awards with graded-vesting schedules over the requisite service period for each separately vesting portion of the award. This reflects the adjustment to recognize the total share-based compensation cost for such share-based awards on a straight-line basis over the requisite service period in accordance with atai’s accounting policy under GAAP as an increase in general and administrative expenses of $0.3 million and an increase in research and development expenses of $0.7 million.

e)
To eliminate the gain on Beckley Psytech’s contingent consideration liability, which was carved out to Eleusis pursuant to a novation agreement entered into by Beckley Psytech and Eleusis in connection with the Beckley Carve-Out, assuming that the Beckley Carve-Out had occurred on January 1, 2025.